Press Release                                      Source: Estelle Reyna, Inc.


Estelle Reyna, Inc. Announces Agreement for T.V. Show "Estelle's America"
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Tuesday April 8, 12:10 am ET


SCOTTSDALE, AZ--(INTERNET WIRE)--Apr 7, 2003 -- Estelle Reyna, Inc. (OTC BB:
ERYA) announced that it has signed a three party television broadcast agreement. Signature parties to the agreement are MBE 247 (broadcaster), Markwell Productions (distributor) and Estelle Reyna Inc. (provider).

The agreement calls for MBE247 to broadcast the 30-minute travel TV show entitled "Estelle's America" produced by Estelle Reyna, Inc. for a minimum of 13 consecutive weeks commencing on or around June 15th 2003. The agreement also calls for all parties to share advertising revenue generated from the sale of commercial time.

"This agreement represents an important step in the Company's quest to become a full scale multi-media Company that produces proprietary content for every major medium: print, TV and the Internet", stated Dominique Einhorn, V.P.
of Business Development.

About MBE247: MBE 247 is owned by BKA Television Network Ltd. with corporate offices located at 391 City Road London, England. The Channel is free to air and is on both the Eurobird and Hotbird Satellites covering Europe and North Africa. In Britain and Ireland, it reaches 6.3 million homes found in the popular entertainment sector of the SKY Electronic Programme Guide 247. Throughout continental Europe and North Africa, through Hotbird, MBE247 can be accessed through cable and satellite by over 30 million digital homes. MBE 24-7 reaches almost 40 million homes across Europe.

More information about Estelle Reyna, Inc. can be found at www.estellereyna.com and www.searchestelle.com.

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements.



Contact:

     Contact: Kelly Black
     Company: Premier Financial Marketing Service
     Voice: 480-649-8224




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